Exhibit 10.2

INVESTOR RIGHTS AGREEMENT

BY AND BETWEEN

SUMITOMO MITSUI BANKING CORPORATION

AND

ARES MANAGEMENT CORPORATION

Dated as of [March 31], 2020

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A – Form of Board Agreement

Exhibit B – Form of Joinder Agreement

ii

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of [March 31], 2020, by and between Sumitomo Mitsui Banking Corporation, a Japanese joint stock company (the “Investor”), and Ares Management Corporation, a Delaware corporation (the “Company”). Unless otherwise indicated, references to articles, exhibits and sections shall be to articles, exhibits and sections of this Agreement.

WHEREAS, prior to the execution of this Agreement, the parties hereto entered into that certain Share Purchase Agreement (the “Purchase Agreement”), dated as of March 27, 2020, by and between the Investor and the Company pursuant to which, on the date hereof, the Investor is acquiring from the Company newly issued shares of Class A Common Stock (as defined below) (the “Shares” and, together with any shares of Class A Common Stock and Nonvoting Stock that are Beneficially Owned by the Stockholders at any applicable time, whether acquired or obtained by acquisition, purchase, dividend, exchange, conversion, issuance, stock split or otherwise, the “Subject Shares”) in consideration for an investment by the Investor in the Company (such transaction, the “Investment Transaction”);

WHEREAS, as a result of the Investment Transaction, the Investor will become the Beneficial Owner of the Shares; and

WHEREAS, the parties hereto desire to enter into this Agreement to establish certain arrangements and rights of the Stockholders, including with respect to the Subject Shares.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article 1
Definitions

Section 1.01.      Certain Defined Terms. For purposes of this Agreement, the following terms shall have the respective meanings set forth or as referenced below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control, with such specified Person. Notwithstanding the foregoing, (i) neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of the Stockholders or their Affiliates, (ii) neither the Stockholders nor any of their Affiliates shall be deemed to be an Affiliate of the Company or any of its Affiliates and (iii) no portfolio company or investment or special purpose entity formed to acquire any such portfolio company or investment of the Ares Funds shall be deemed to be an Affiliate of the Company or any of its Affiliates or any Stockholder or any of its Affiliates.

“Agreement” shall have the meaning assigned to it in the preamble.

“Ares Funds” means, collectively, all Funds (excluding their portfolio companies and investments and all special purpose entities formed to acquire any such portfolio companies and investments, including collateralized loan obligations) (i) sponsored or promoted by the Company or any of its Subsidiaries or (ii) for which the Company or any of its Subsidiaries acts as (A) a general partner or managing member (or in a similar capacity) or (B) an investment adviser or investment manager.

“Ares Operating Group Partnerships” shall mean Ares Holdings L.P., a Delaware limited partnership, Ares Offshore Holdings L.P., a Cayman Islands exempted limited partnership and Ares Investments L.P., a Delaware limited partnership.

“Ares Operating Group Unit” shall have the meaning assigned to it in the Certificate of Incorporation.

“Ares Ownership Condition” shall have the meaning assigned to it in the Certificate of Incorporation, as of the date of this Agreement. “Amended and Restated Charter” means the Amended and Restated Certificate of Incorporation of the Company, substantially in the form attached to the Share Purchase Agreement as Exhibit A thereto.

“AST” means the American Stock Transfer & Trust Company, LLC.

“Beneficial Owner” or any variation thereof, including “Beneficial Ownership,” “Beneficially Owns” and “Beneficially Owned,” shall have the meaning ascribed to it in Rule 13d-3 of the Exchange Act.

“BHCA” means the Bank Holding Company Act of 1956, as amended, and all related rules, regulations and published guidance.

“Board” means the board of directors of the Company.

“Board Agreement” means a confidentiality and board participation agreement to be executed and delivered by and between the Company, on the one hand, and an Observer or a Stockholder Designee (as defined in Section 4.02), as applicable, on the other hand, in form and substance substantially consistent with Exhibit A.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, USA or Tokyo, Japan are authorized or required by applicable laws to close.

“Bylaws” means the bylaws of the Company, as may be amended, supplemented and/or restated from time to time.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as may be amended, supplemented and/or restated from time to time, including following the filing of the Amended and Restated Charter with (and acceptance thereof by) the Delaware Secretary, the Amended and Restated Charter.

“Change of Control” means any (i) merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, business combination or other similar transaction or series of related transactions to which the Company or its Affiliates is a party, as a result of which the holders of the Company Stock outstanding immediately prior to such transaction or transactions would cease to Beneficially Own a majority of the voting power of all shares of capital stock or other securities of the surviving Person (or, if such surviving Person is a Subsidiary of another Person, of such other Person constituting the ultimate parent thereof) that are then entitled to vote generally in the election of directors (and not solely upon the occurrence and during the continuation of certain specified events) immediately after such transaction or transactions, (ii) sale or other transfer or disposition of a majority or greater of the Company’s consolidated assets (including Ares Operating Group Units or capital stock of Subsidiaries of the Company) to another Person that is not an Affiliate, or (iii) approval by the stockholders of the Company of any plan of liquidation or dissolution of the Company.

“Class A Common Stock” means the Company’s Class A common stock, $0.01 par value per share.

“Class B Common Stock” means the Company’s Class B common stock, $0.01 par value per share.

“Class C Common Stock” means the Company’s Class C common stock, $0.01 par value per share.

“Commission” means the United States Securities and Exchange Commission or any successor agency.

“Company” shall have the meaning assigned to it in the preamble.

“Company Securities” means any (i) shares of Company Stock and (ii) other securities convertible into or exercisable or exchangeable for shares of Company Stock, including the Ares Operating Group Units (whether or not currently so convertible, exercisable or exchangeable or only convertible, exercisable or exchangeable upon the passage of time, the satisfaction of any conditions, the occurrence of any action, change, circumstance or event or any combination of the foregoing).

“Company Stock” means, collectively, the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and any Nonvoting Stock.

“Confidential Information” shall have the meaning assigned to it in Section 6.06(a).

“control” (including the correlative meanings of the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person means the power to, directly or indirectly, direct or cause the direction of the affairs of management of such Person, whether through the ownership of voting securities, by the right to appoint a majority of the members of such Person’s board of directors or managers (or other similar governing body), by contract or otherwise.

“Control Event” shall have the meaning assigned to it in Section 6.01(a).

“Corporate Opportunity” shall have the meaning assigned to it in Section 4.03.

“Delaware Court” shall have the meaning assigned to it in Section 7.11(a).

“Delaware Secretary” means the Secretary of State for the State of Delaware.

“Demand Registration” shall have the meaning assigned to it in Section 5.02.

“Demand Registration Statement” shall have the meaning assigned to it in Section 5.02.

“Demanding Holder” shall have the meaning assigned to it in Section 5.02.

“Director” means any member of the Board (other than any advisory, emeritus, honorary or non-voting observer member of the Board).

“Director Designation Right” shall have the meaning assigned to it in Section 4.02(a).

“Director Designation Right Event” shall have the meaning assigned to it in Section 4.02(a).

“Economic Ownership Percentage” means, with respect to the Stockholders, at any time, the quotient, expressed as a percentage, of (i) the total number of Subject Shares owned by the Stockholders divided by (ii) the total number of Ares Operating Group Units. “Economic Ownership Percentage” shall be subject to appropriate adjustment for any unit or stock split, or dividend, distribution, reclassification, subdivision, reorganization, recapitalization or similar event with respect to the Company or any of the issuers of Ares Operating Group Units.

“Exchange” shall have the meaning assigned to it in Section 2.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Event” means any action, change, circumstance, occurrence or event that results, or could reasonably be expected to result, in the Stockholders and any other affiliate of the Stockholders for purposes of the BHCA, in the aggregate, Holding Company Securities representing more than the Voting Percentage Limit.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Filings” means any (a) annual, quarterly and current reports and other documents filed or furnished by the Company or any of its Subsidiaries under the Exchange Act; (b) annual reports to stockholders, annual and quarterly statutory statements of the Company or any of its Subsidiaries; and (c) registration statements, prospectuses documents filed or furnished by the Company or any of its Subsidiaries under the Securities Act (other than any registration statement, any Issuer Free Writing Prospectus, any prospectus or preliminary prospectus or any amendment thereof or supplement thereto to the extent that Section 5.06(a) of this Agreement applies).

“FINRA” means the Financial Industry Regulatory Authority or any successor agency.

“Fund” means any collective investment vehicle (whether open-ended or closed-ended), including an investment company, a general or limited partnership, a trust and any other business entity or investment vehicle organized in any jurisdiction that provides for management fees or “carried interest” (or other similar profits allocations) to be borne by investors therein.

“Hold” or “Held” and any derivation thereof, means ownership, control, or the power to vote, as those terms or phrases are construed for purposes of the BHCA.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Independent Committee” shall have the meaning assigned to it in Section 4.01(a).

“Initial Shares” means, collectively, the Shares and any shares of Nonvoting Stock into which the Shares are converted or exchanged, whether in one or multiple conversions or exchanges, in accordance with the terms of this Agreement, so long as such Shares or any shares of Nonvoting Stock into which such Shares are converted or exchanged are Beneficially Owned or Held by the Investor, any other Stockholder or any other affiliate of the Stockholders for purposes of the BHCA.

“Inspectors” shall have the meaning assigned to it in Section 5.04(a)(viii).

“Investment Transaction” shall have the meaning assigned to it in the Recitals.

“Investor” shall have the meaning assigned to it in the preamble.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act.

“Joinder Agreement” means a joinder to this Agreement, in form and substance substantially consistent with Exhibit B.

“Losses” shall have the meaning assigned to it in Section 5.06(a)(i).

“Nonvoting Stock” means the class of nonvoting common stock of the Company authorized pursuant to the Amended and Restated Charter.

“Observer” shall have the meaning assigned to it in Section 4.01(a).

“Offering Expenses” shall have the meaning assigned to it in Section 5.05(a).

“Permitted Transferee” means, with respect to the Investor or any other Stockholder, any wholly owned Subsidiary of Sumitomo Mitsui Financial Group, Inc. or the Investor, that becomes a party to this Agreement by delivering an executed Joinder Agreement to the Company.

“Person” means any individual, firm, corporation, partnership, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Records” shall have the meaning assigned to it in Section 5.04(a)(viii).

“Registrable Amount” means a number of shares of Class A Common Stock and Nonvoting Stock such that the aggregate gross proceeds of an offering of such shares of Class A Common Stock and Nonvoting Stock would reasonably be expected to generate sale proceeds for the holders thereof (in the aggregate) of equal to or greater than $50 million.

“Registrable Securities” means any Subject Shares. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a registration statement registering such securities under the Securities Act has been declared effective and such securities have been sold or otherwise transferred by the holder thereof pursuant to such effective registration statement or (ii) such securities are sold in accordance with Rule 144 (or any successor provision) promulgated under the Securities Act and any restrictive legend is removed therefrom.

“Registration Expenses” shall have the meaning assigned to it in Section 5.05(a).

“Regulatory Hardship” shall have the meaning assigned to it in Section 3.03(a).

“Regulatory Hardship Transfer” shall have the meaning assigned to it in Section 3.03(b).

“Representatives” with respect to any Person means such Person’s Affiliates, and the directors, officers, employees, financial and legal advisors, accountants, consultants and other representatives of such Person and its Affiliates.

“Requested Information” shall have the meaning assigned to it in Section 5.06(d)(iii).

“Requesting Holder” shall have the meaning assigned to it in Section 5.02.

“Rule 144” shall have the meaning assigned to it in Section 6.04(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Holders” shall have the meaning assigned to it in Section 5.04(a)(i).

“Share Purchase Agreement” shall have the meaning assigned to it in the Recitals.

“Shelf Notice” shall have the meaning assigned to it in Section 5.01(a).

“Shelf Registration” shall have the meaning assigned to it in Section 5.01(a).

“Shelf Registration Effectiveness Period” shall have the meaning assigned to it in Section 5.01(a).

“Shelf Registration Statement” shall have the meaning assigned to it in Section 5.01(a).

“Shelf Takedown Notice” shall have the meaning assigned to it in Section 5.01(e).

“Shelf Underwritten Offering” shall have the meaning assigned to it in Section 5.01(e).

“Stockholder” means the Investor and each Permitted Transferee for so long as any such Person owns Subject Shares.

“Subject Shares” shall have the meaning assigned to it in the Recitals.

“Subsidiary” means with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, directly or indirectly owned by such Person, (ii) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership), or (iii) any entities that would be considered subsidiaries of such Person within the meaning of Regulation S-K or Regulation S-X of the Commission. Notwithstanding the foregoing, the Subsidiaries of the Company shall not include the Ares Funds or their portfolio companies or investments, or special purpose entities formed to acquire any such portfolio companies or investments, including collateralized loan obligations.

“Suspension Period” shall have the meaning assigned to it in Section 5.01(d).

“Transaction Litigation” shall have the meaning assigned to it in Section 7.05.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, hypothecate, encumber, or similarly dispose of (by merger, disposition, operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, or similar disposition of (by merger, disposition, operation of law or otherwise), any Company Securities or any interest in any Company Securities, including in any hedging, derivative, swap, securities lending or similar agreements, arrangements or understandings or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any Company Securities. The direct or indirect Transfer of any securities of a Person that owns a security or any interest therein shall be deemed to be a Transfer by such Person of such security or any interest therein. Notwithstanding the foregoing: (a) a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction in which any Stockholder is a constituent entity shall not be deemed to be a Transfer of any Company Securities or any interest in any Company Securities Beneficially Owned by such Stockholder or any of its wholly owned Subsidiaries so long as (i) the surviving Person of such transaction remains subject to, and bound by, the obligations of such Stockholder under this Agreement and (ii) the Initial Shares Beneficially Owned by such Stockholder and any of its wholly owned Subsidiaries represent ten percent (10)% or less of the total assets (based on the carrying value of such Initial Shares) of such Stockholder and its wholly owned Subsidiaries, taken as a whole, immediately prior to entry into a definitive agreement in respect of such transaction and (b) the sale, transfer, assignment or similar disposition of equity interests or other securities of Sumitomo Mitsui Financial Group, Inc. or any of its wholly owned Subsidiaries shall not be deemed to be a Transfer of any Company Securities or any interest in any Company Securities Beneficially Owned by such Stockholder or any of its wholly owned Subsidiaries so long as the Initial Shares Beneficially Owned by Sumitomo Mitsui Financial Group, Inc. or such Subsidiaries, as applicable, and any of its wholly owned Subsidiaries represent ten percent (10)% or less of the total assets (based on the carrying value of such Initial Shares) of Sumitomo Mitsui Financial Group, Inc. or its Subsidiaries, as applicable, and any of its wholly owned Subsidiaries, taken as a whole, immediately prior to entry into a definitive agreement in respect of such transaction.

“Transfer Exceptions” shall have the meaning assigned to it in Section 3.02(a).

“Underwriting Agreement” means any underwriting agreement between the Company and the underwriters named therein.

“Underwritten Offering” means a sale of securities of the Company to an underwriter or underwriters for reoffering to the public, whether in a marketed transaction or in an overnight or block trade.

“Voluntary Exchange Event” shall have the meaning assigned to it in Section 2.02(a).

“Voting Percentage Limit” means, as of any given time, a “voting percentage” (as that concept is calculated and interpreted pursuant to 12 C.F.R. 225.2(u) or in any successor regulation or published interpretation of the Federal Reserve Board then in effect for purposes of the BHCA) of 4.90%.

Section 1.02.      Construction. For the purposes of this Agreement (i) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa and words (including capitalized terms defined herein) of one gender shall be held to include other genders as the context requires; (ii) the terms “hereof,” “hereunder,” “hereto,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement means “including, without limitation”; (iv) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (v) all references herein to “$” or dollars shall refer to United States dollars, unless otherwise specified; (vi) Person shall be deemed to “Beneficially Own” securities if such Person is deemed to be a “beneficial owner” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act’ (vii) except as the context otherwise requires, the terms “either,” “or,” “neither,” “nor,” and “any” when used in this Agreement are not exclusive; (viii) all references to any Article, Section, subsection, clause, or Exhibit are to the corresponding Article, Section, subsection or clause of, or Exhibit to, this Agreement; (ix) except as otherwise specified herein, references to agreements, contracts, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, contracts, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto); (xi) all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires; (xii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other theory extends, and such phrase shall not mean “if”; (xiii) references to any party to this Agreement shall include such party’s successors and permitted assigns; (xiv) accounting terms not otherwise defined have the meaning assigned to them in accordance with United States generally accepted accounting principles.

Article 2
Share Ownership

Section 2.01.      Mandatory Exchange of Class A Common Stock and Nonvoting Stock. If, at any time, any Stockholder or the Company becomes aware of any pending, proposed or contemplated Exchange Event, then (i) such Stockholder or the Company, as applicable, shall promptly provide written notice to the other parties of such Exchange Event and (ii) prior to the consummation of the Exchange Event, effect an exchange whereby each share of Class A Common Stock Held by the Stockholders and their affiliates (for purposes of the BHCA) in excess of the Voting Percentage Limit is exchanged for an equal number of shares of Nonvoting Stock (any such exchange, together with any exchange pursuant to Section 2.02, an “Exchange”). Any Exchange shall be subject to satisfaction of all requirements under applicable laws, rules and regulations, and each of the Stockholders and the Company shall use their respective commercially reasonable efforts to promptly satisfy all such requirements. In connection with an Exchange, the Stockholders shall have the sole right to determine which shares of Class A Common Stock of the Stockholders shall be so Exchanged.

Section 2.02.      Voluntary Exchange of Subject Shares.

(a)               Upon at least fifteen (15) Business Days’ prior written notice from a Stockholder, the Company shall effect an Exchange of all or part of the Class A Common Shares Held by the Stockholders (each, a “Voluntary Exchange Event”) for an equal number of shares of Nonvoting Stock. Notwithstanding the foregoing, the Company shall not be required to effect a Voluntary Exchange Event if effecting such Voluntary Exchange Event would reasonably be expected to have adverse consequences (other than that are de minimis) to the Company or its stockholders (including making it reasonably less likely that any of the Company’s equity securities would not be included on (or remain on) any stock or exchange index), as reasonably determined by the Company in good faith. Any such Exchange shall be subject to satisfaction of all requirements under applicable laws, rules and regulations, and each of the Stockholders and the Company shall use their respective commercially reasonable efforts to promptly satisfy all such requirements.

(b)               Any notice requesting an Exchange delivered pursuant to this Section 2.02 shall contain the number of shares of Class A Common Stock Held by the Stockholders that it or they desire to be subject to an Exchange.

Section 2.03.      Nonvoting Stock.

(a)               All shares of Nonvoting Stock issued as part of an Exchange (whether pursuant to Section 2.01 or Section 2.02) shall be (i) validly issued, fully paid and non-assessable, (ii) free of preemptive or similar rights and (iii) free of any lien or adverse claim created by the Company (other than Transfer restrictions arising under this Agreement or applicable securities laws or the Certificate of Incorporation). The Company shall bear all costs and expenses incurred by the Company in connection with, and any issuance tax resulting from, an Exchange. The Company shall promptly deliver to the applicable Stockholders evidence of shares in book-entry registered in the name of the applicable Stockholder, representing the applicable number of shares of Nonvoting Stock issued in the Exchange for the shares of Class A Common Stock so exchanged by such Stockholder.

(b)               The Company shall reserve for issuance out of its authorized but unissued shares of Class A Common Stock, that number of shares of Class A Common Stock into which the issued and outstanding shares of Nonvoting Stock are convertible (in all cases, subject to and in accordance with expectations and requirements of the Federal Reserve Board regarding the transfer and conversion of non-voting securities for purposes of the BHCA).

(c)               The Company represents and warrants to the Stockholders that, on the date of this Agreement, other than the Amended and Restated Charter Requirements (as defined in the Purchase Agreement), the receipt of the Stockholder Written Consent (as defined in the Purchase Agreement) and the filing of the Amended and Restated Charter with (and acceptance thereof by) the Delaware Secretary, (A) no consent, approval, authorization, order, license, registration or qualification of or with any governmental agency or authority of competent jurisdiction is required for the Company to perform its obligations under this Article 2 and (B) such performance shall not result in any violation of the provisions of the Certificate of Incorporation, Bylaws, or similar constitutive or organizational documents of the Company.

Section 2.04.      Application of Agreement to Additional Securities.

(a)               Any additional Class A Common Stock or Nonvoting Stock of which any Stockholder acquires Beneficial Ownership following the date of this Agreement shall be “Subject Shares” and subject to the restrictions and commitments contained in this Agreement as fully as if such Class A Common Stock or Nonvoting Stock were Beneficially Owned by the Investor as of the date hereof.

(b)               In the event that a majority of the Class A Common Stock or Nonvoting Stock on a given date are converted or exchanged into any other capital stock on such date (whether of the Company, an Affiliate of the Company or otherwise), all references herein to Class A Common Stock or Nonvoting Stock shall be deemed to mean the capital stock into which such shares of Class A Common Stock or Nonvoting Stock are converted of exchanged.

Article 3
Transfer Restrictions

Section 3.01.      General Transfer Restrictions. The right of any Stockholder to Transfer any Subject Shares is subject to the restrictions set forth in this Article 3, and no Transfer by any Stockholder of any Subject Shares may be effected except in compliance with this Article 3. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Company.

Section 3.02.      Special Transfer Restrictions.

(a)               No Stockholder shall Transfer any Initial Shares, other than Transfers (i) pursuant to an Exchange, (ii) to a Permitted Transferee, (iii) pursuant to a Regulatory Hardship Transfer in accordance with Section 3.03, (iv) pursuant to any sale, merger, consolidation, acquisition (including by way of tender offer or exchange offer or share exchange), recapitalization or other business combination involving the Company or any of its Subsidiaries, or (v) with the prior written consent of the Company (the foregoing exceptions in Section 3.02(a)(i)-(v), collectively, the “Transfer Exceptions”). The Investor has advised the Company that it may consider certain hedging transactions for a portion of its Initial Shares for risk management purposes, which hedging transactions may be a Transfer of such portion of the Initial Shares. The Company will reasonably consider in good faith whether to consent to any such Transfer.

(b)               Notwithstanding Section 3.02(a):

(i)                 following the [two-year anniversary of the date hereof], the Stockholders may Transfer up to 33.33% of the Initial Shares;

(ii)                following the [three-year anniversary of the date hereof], the Stockholders may Transfer up to 66.66% of the Initial Shares;

(iii)               following the [four-year anniversary of the date hereof], the Stockholders may Transfer any or all of the Initial Shares; and

(iv)              the Stockholders may Transfer any or all of the Initial Shares in the event (and at and following the time) that the Company or any of its Affiliates enters into a definitive agreement that contemplates a transaction or transactions the consummation or completion of which would reasonably be expected (at the time of announcement or any time thereafter) to result in the Ares Ownership Condition no longer being satisfied.

(c)               In addition to the requirements of Sections 3.02(a), no Stockholder shall Transfer any shares of Nonvoting Stock unless such Transfer complies with the terms of this Agreement and the Certificate of Incorporation.

Section 3.03.      Regulatory Hardship Transfer.

(a)               If any Stockholder (i) determines in good faith and based on the reasonable advice of external counsel (such counsel to be a law firm possessing recognized expertise with respect to applicable laws and regulations in the applicable jurisdiction(s) at issue) that continuing to Hold all or any of the Subject Shares would be inconsistent with, violate or breach any applicable laws or regulations or (ii) receives a directive or request from any governmental agency or authority of competent jurisdiction to Transfer all or any of its Subject Shares (either of clauses (i) or (ii), a “Regulatory Hardship”), then the Stockholders shall promptly notify the Company of such Regulatory Hardship. Such notice shall describe the nature of the Regulatory Hardship in reasonable detail. Such description need not include information that is not permitted by applicable laws or regulations to be disclosed. To the extent permitted by law and practicable under the circumstances, the applicable party shall use commercially reasonable efforts to obtain permission from the appropriate governmental agency or authority of competent jurisdiction to disclose such information to the other party.

(b)               Following the occurrence of a Regulatory Hardship or a Control Event, the Stockholders shall have the right to Transfer (such Transfer, a “Regulatory Hardship Transfer”) only such portion of the Subject Shares that is required to be Transferred to remediate or eliminate such Regulatory Hardship or Control Event to any third-party purchaser without being subject to any restrictions on Transfer set forth in this Article 3.

Section 3.04.      Binding Effect on Transferees. A Permitted Transferee (and no other Person) shall become a Stockholder under this Agreement, without any further action by the Company, following a transfer by the Investor (or any other Stockholder) of Subject Shares to such Permitted Transferee upon the execution by such Permitted Transferee (and delivery to the Company) of a Joinder Agreement.

Section 3.05.      Charter Provisions. The Company shall use its commercially reasonable efforts to take or cause to be taken all lawful action necessary or appropriate (including any amendment to the Certificate of Incorporation and/or the Bylaws) to ensure that the Certificate of Incorporation and the Bylaws do not contain any provisions that would (x) add restrictions to the transferability of the Subject Shares, which restrictions are beyond those then provided for in the Amended and Restated Charter, the Bylaws, this Agreement or applicable securities laws, (y) nullify any of the rights of the Stockholders arising under this Agreement or (z) have a materially disproportionate and adverse effect on any Stockholder as compared to other stockholders of the Company, in each case, unless such provision is expressly approved in advance in writing by the Stockholders that own a majority of the Company Securities owned by all Stockholders.

Article 4
Board of Directors

Section 4.01.      Board Observer.

(a)               For so long as the Stockholders (x) Beneficially Own, in the aggregate, at least two-thirds (2/3) of the Initial Shares and (y) do not have a Director Designation Right, (i) the Stockholders shall have the right to (A) appoint one (1) non-voting representative (the “Observer”) to attend (at the Observer’s option, in person or via remote access, including telephonically) all meetings of the Board (and all committees thereof on which independent directors of the Company serve (collectively, the “Independent Committees”)), (B) change the Observer so appointed at any time upon written notice to the Company and (C) upon the resignation, removal or replacement of the Observer for any reason, to appoint another Observer and (ii) the Company shall provide the Observer with copies of all notices, consents, resolutions, minutes or other written materials provided or made available to the Board (or to any Independent Committee) as set forth in the Board Agreement. The Stockholders shall cease to have any right or entitlement to appoint an Observer from and after the first instance in which the Stockholders cease to Beneficially Own, in the aggregate, at least two-thirds (2/3) of the Initial Shares.

(b)               Prior to the right of the Observer to attend any meeting of the Board (or any Independent Committee) or receive the information contemplated in Section 4.01(a)(ii), the Observer shall execute and deliver to the Company a Board Agreement.

(c)               Notwithstanding anything to the contrary in this Agreement or the Board Agreement, the Company may exclude such Observer from access to any portions of materials or attendance at any portion of any meetings of the Board (or any Independent Committee) to the extent that such (i) access or attendance would reasonably be expected to jeopardize the attorney-client privilege of the Company, any of its Affiliates or the Ares Funds, (ii) access or attendance would reasonably be expected to violate any confidentiality obligation owed to any unaffiliated third party by the Company, any of its Affiliates or the Ares Funds, (iii) materials or meetings relates to (A) the Company’s, the Ares Funds’ or any of their respective Affiliates’ relationship, contractual or otherwise, with any of the Stockholders or any of their respective Affiliates or (B) any actual or potential transactions between or involving the Company, the Ares Funds or any of their respective Affiliates, on the one hand, and any of the Stockholders or any of their respective Affiliates, on the other hand, or (iv) such exclusion is necessary to avoid an actual or reasonably likely conflict of interest. Notwithstanding the foregoing, the Company shall use commercially reasonable efforts to make other arrangements (including redacting information or making substitute disclosure arrangements) that would enable disclosure to the Observer to occur without (A) in the case of the foregoing clause (i), jeopardizing such privilege, (B) in the case of the foregoing clause (ii), violating such confidentiality obligations, or (C) in the case of the foregoing clause (iv), creating an actual or reasonably likely conflict of interest.

(d)               Notwithstanding anything in this Agreement to the contrary, the Observer must be reasonably acceptable to the Company and may not be a Person who (i) has been removed for cause from the Board, (ii) has ever been convicted of a felony or equivalent crime (which conviction was not subsequently overturned) under the laws of any jurisdiction, (iii) is or has been subject to any permanent injunction on serving on the board of directors (or similar governing body) of publicly listed companies in the United States for violation of any United States federal or state securities law, (iv) has been determined by any governmental or quasi-governmental agency or authority of competent jurisdiction, or is reasonably likely pursuant to applicable law, regulation or listing authority rules, to be ineligible to serve on a board of directors (or similar governing body) of publicly listed companies or (v) is employed by, is engaged as a consultant for, or serves as a director (or similar position) for, any competitor of the Company. The Company acknowledges that the individual identified by the Investor in writing as the Observer as of the date of the Purchase Agreement is acceptable to the Company.

Section 4.02.      Director Designation Right.

(a)               In the event that the aggregate Economic Ownership Percentage of the Stockholders is equal to or greater than ten percent (10%) (a “Director Designation Right Event”), the Stockholders that own a majority of the Company Securities owned by all Stockholders shall have the right to designate one (1) individual to be nominated for election as a Director (such individual, a “Stockholder Designee” and such right, the “Director Designation Right”). Notwithstanding the foregoing, such Stockholders shall not exercise the Director Designation Right in the event that doing so would require the Stockholders or their Affiliates to submit and file notification obligations of the HSR Act in respect of the investment in the Company by the Stockholders until such time as such submission and filing shall have occurred and any applicable waiting period under the HSR Act relating to such filing shall have expired or been terminated. In the event that, following a Director Designation Right Event, the aggregate Economic Ownership Percentage of the Stockholders decreases below ten percent (10%) as a result of (i) Transfers of Company Securities by the Stockholders (other than to a Permitted Transferee), the Stockholders shall cause the Director designated by it or them to promptly resign as a Director of the Board or (ii) any other action, change, circumstance, occurrence or event (including share issuances by the Company), the Investor shall retain the Director Designation Right for a period of six (6) months following such other action, change, circumstance, occurrence or event, and, thereafter, the Stockholders shall cause the Director designated by it or them to promptly resign as a Director of the Board. The loss of the Director Designation Right in one or more instances (regardless of the reason) shall not prevent or preclude the Stockholders from obtaining and exercising the Director Designation Right in the future in the event of a subsequent Director Designation Right Event. Notwithstanding the foregoing, the Stockholders shall cease to have any right to obtain or exercise the Director Designation Right from and after the first instance in which the Stockholders cease to Beneficially Own, in the aggregate, at least two-thirds (2/3) of the Initial Shares.

(b)               At any time that the Stockholders are entitled to the Director Designation Right:

(i)                 the Company shall take all reasonable actions within its control (subject to any applicable laws or securities exchange or equivalent listing requirements) to effectuate the provisions of this Section 4.02 and to cause the election or appointment of the individual designated by the Stockholders pursuant to Section 4.02(a), which shall include the Company (i) including such designee in the slate of nominees recommended by the Board for election at any meeting of stockholders of the Company at which Directors are to be elected to the Board and (ii) nominating, recommending and using its commercially reasonable efforts to solicit from its stockholders eligible to vote for the election of Directors proxies in favor of the election of such designee in the same manner and to the same extent it solicits proxies in favor of other candidates nominated for election by the Board; and

(ii)              in the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of any Director who has been designated by the Stockholders pursuant to Section 4.02(a) (other than as a result of a failure of such Director who has been nominated for election as a Director to be re-elected at any meeting of stockholders of the Company at which Directors are to be elected to the Board), subject to Section 4.02(d), the Company shall take all reasonable actions within its control (subject to any applicable laws or securities exchange or equivalent listing requirements) to cause the vacancy created thereby to be filled as promptly as practicable by a new designee of the Stockholders, including by appointment to the Board by the Directors (to the extent permitted by the Certificate of Incorporation and Bylaws and applicable law).

(c)               Prior to (or substantially concurrently with) the Company taking any actions to appoint or nominate a Stockholder Designee, such Stockholder Designee shall execute and deliver to the Company a Board Agreement.

(d)               Notwithstanding anything in this Agreement to the contrary, the Stockholder Designee must be reasonably acceptable to the Company and may not be a Person who (i) has been removed for cause from the Board, (ii) has ever been convicted of a felony or equivalent crime (which conviction was not subsequently overturned) under the laws of any jurisdiction, (iii) is or has been subject to any permanent injunction on serving on the board of directors (or similar governing body) of publicly listed companies in the United States for violation of any United States federal or state securities law, (iv) has been determined by any governmental or quasi-governmental agency or authority of competent jurisdiction, or is reasonably likely pursuant to applicable law, regulation or listing authority rules, to be ineligible to serve on a board of directors (or similar governing body) of publicly listed companies or (v) is employed by, is engaged as a consultant for, or serves as a director (or similar position) for, any competitor of the Company.

Section 4.03.      Corporate Opportunities. To the maximum extent permitted by applicable law, the Company hereby renounces any interest or expectancy in, or any right to be offered an opportunity to participate in, any business opportunities or classes or categories of business opportunities (each, a “Corporate Opportunity”) that are developed by or presented to an Observer or Stockholder Designee (other than any Corporate Opportunity presented to such Observer or Stockholder Designee in connection with his or her capacity as such), even if such Corporate Opportunity is one that the Company, any of the Company’s Subsidiaries, any Ares Fund or any of their respective Affiliates might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Except for a Corporate Opportunity presented to an Observer or Stockholder Designee in connection with his or her capacity as such, no Observer or Stockholder Designee shall have any duty to communicate or offer any Corporate Opportunity to the Company, any of the Company’s Subsidiaries, any Ares Fund or any of their respective Affiliates. Notwithstanding the foregoing, an Observer or Stockholder Designee who is offered or presented a Corporate Opportunity in his or her capacity as an Observer or Stockholder Designee, as applicable, shall be obligated to communicate such Corporate Opportunity to the Company, and none of such Observer or Stockholder Designee, the Stockholders nor any of their respective Affiliates shall pursue such opportunity unless the Board has adopted a resolution expressly waiving such opportunity on behalf of the Company.

Article 5
Registration Rights

Section 5.01.      Shelf Registration.

(a)               Subject to Section 5.01(d), the Investor or any of its Permitted Transferees (in each case, if it is a Stockholder under this Agreement) may by written notice delivered (which notice can be delivered at any time after the eleven (11) month anniversary of the date hereof) to the Company (the “Shelf Notice”) require the Company to, with respect to all or, if the amount to be registered is equal to or greater than the Registrable Amount, any portion of the Registrable Securities, (a) as promptly as practicable (but no later than forty-five (45) days after the date the Shelf Notice is delivered) prepare and file a registration statement on Form S-3 (or a supplement to an existing effective registration statement to the extent the Company is legally able to do so) or a successor form as permitted by Rule 415 of the Securities Act (or such other similar rule as is then applicable) (the “Shelf Registration Statement”) for the public resale of such Registrable Securities then outstanding on a delayed or continuous basis (the “Shelf Registration”) and (b) if such Shelf Registration Statement has not theretofore been declared effective or is not automatically effective upon such filing, use commercially reasonable efforts to cause such Shelf Registration Statement to become and be declared effective by the Commission no later than sixty (60) days after such filing date and in any event as soon as practicable after such filing. The Company shall use commercially reasonable efforts to cause each Shelf Registration Statement filed pursuant to this Section 5.01(a) to be continuously effective, supplemented, amended or replaced to the extent necessary to ensure that it is available for the resale of all Registrable Securities Beneficially Owned by the Investor (or any of its Permitted Transferees) and any other Persons that at the time of the Shelf Notice meet the definition of a “Stockholder” (as such term is used herein) who elect to participate therein as provided in Section 5.01(c) until the earlier of (i) all Registrable Securities covered by the Shelf Registration Statement having been distributed in the manner set forth and as contemplated in such Shelf Registration Statement and (ii) such time as the Stockholders, together, Beneficially Own less than a Registrable Amount (the “Shelf Registration Effectiveness Period”). So long as the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) at the time of filing of the Shelf Registration Statement with the Commission, such Shelf Registration Statement shall be designated by the Company as an automatic Shelf Registration Statement.

(b)               If, at any time, a Shelf Registration ceases to be effective, the Company shall use its commercially reasonable efforts to file and use its commercially reasonable efforts to cause to become effective a new “evergreen” Shelf Registration Statement providing for an offering to be made on a continuous basis of all of the Registrable Securities of the holders. Such Shelf Registration Statement shall be filed on Form S-3 or, if Form S-3 is unavailable to the Company, on Form S-1 following a Demand Registration in the manner contemplated by Section 5.02.

(c)               As promptly as practicable but in no event later than ten (10) Business Days after receipt of a Shelf Notice pursuant to Section 5.01(a), the Company will deliver written notice thereof to each Stockholder. Each Stockholder may elect to participate in the Shelf Registration Statement by delivering to the Company (not later than five (5) Business Days after delivery of such notice by the Company) a written request to so participate.

(d)               Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, by providing notice to the Stockholders who elected to participate in the Shelf Registration Statement or to the Demanding Holders, as applicable, to (i) delay the filing or effectiveness of any registration statement or prospectus or (ii) require such Stockholders to suspend the use of the prospectus for sales of Registrable Securities under any registration statement for a reasonable period of time not to exceed ninety (90) days in succession or one hundred and fifty (150) days in the aggregate in any twelve-month period and not more than twice in such twelve-month period (a “Suspension Period”) if the Board determines in good faith and in its reasonable judgment that it is required to disclose in such registration statement or prospectus material, non-public information that the Company has a bona fide business purpose for preserving as confidential. Immediately upon receipt of such notice, the Stockholders covered by such registration statement shall suspend the use of the prospectus until the requisite changes to the prospectus have been made as required below. Any Suspension Period shall terminate at such time as the public disclosure of such information is made. After the expiration of any Suspension Period and without any further request from a Stockholder, the Company shall as promptly as practicable prepare a post-effective amendment or supplement to such registration statement or prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall not allow the use of any other registration statement or file any new registration statement during any Suspension Period.

(e)               At any time, and from time-to-time, during the Shelf Registration Effectiveness Period (except during a Suspension Period), each of the Investor or any of its Permitted Transferees (in each case, if it is a Stockholder hereunder) may deliver a notice (a “Shelf Takedown Notice”) to notify the Company of their intent to sell Registrable Securities covered by the Shelf Registration Statement (in whole or in part) in an Underwritten Offering (a “Shelf Underwritten Offering”). Notwithstanding the foregoing, the Company (i) shall not be obligated to participate in more than two (2) marketed underwritten offerings during any twelve (12) month period and (ii) may take such actions (including deferring a Shelf Underwritten Offering) as it deems necessary or appropriate to comply with its policies regarding trading windows or otherwise to coordinate the timing of such Shelf Underwritten Offering with the Company’s earnings releases and Commission reporting obligations (provided such actions are applied consistently to the Investor and any other Persons otherwise generally subject to policies regarding trading windows). Such Shelf Takedown Notice shall specify (x) the aggregate number of Registrable Securities requested to be registered in such Shelf Underwritten Offering and (y) the identity of the Stockholder(s) requesting such Shelf Underwritten Offering. Upon receipt by the Company of such notice, the Company shall promptly comply with the applicable provisions of this Agreement, including those provisions of Section 5.04 relating the Company’s obligation to make Filings with the Commission, assist in the preparation and filing with the Commission of prospectus supplements and amendments to the Shelf Registration Statement, participate in “road shows,” agree to customary “lock-up” agreements with respect to the Company’s securities and obtain “comfort” letters, and the Company shall take such other actions as necessary or appropriate to permit the consummation of such Shelf Underwritten Offering as promptly as practicable. Each Shelf Underwritten Offering shall be for the sale of a number of Registrable Securities equal to or greater than the Registrable Amount. In any Shelf Underwritten Offering, the Stockholders participating in such Shelf Underwritten Offering that hold a majority of the Registrable Securities included in such Shelf Underwritten Offering shall select the investment bank(s) and managers that will serve as lead or co-managing underwriters with respect to the offering of such Registrable Securities, which shall be reasonably acceptable to the Company.

Section 5.02.      Demand Registration. Subject to the provisions of Section 5.01(d), if the Company is ineligible to use a Shelf Registration Statement or if the Shelf Registration Statement is otherwise unavailable to the Company, the Stockholders (the “Demanding Holders”) may make a written demand that the Company promptly prepare and file a registration statement (a “Demand Registration Statement”) under the Securities Act of all or part of their Registrable Securities having an anticipated aggregate offering price of the value of all the Registrable Securities owned by the Stockholders, which written demand shall describe the amount and type of security to be included in such Demand Registration Statement and the intended method(s) of distribution thereof, which may include delayed distribution pursuant to Rule 415 under the Securities Act (such written demand a “Demand Registration”). Each Demand Registration shall be for the sale of a number of Registrable Securities equal to or greater than the Registrable Amount. The Company shall, within ten (10) Business Days after receipt of the Demand Registration, notify, in writing, all other Stockholders, if any, of such demand, and each holder of Registrable Securities who thereafter wishes to include all or a portion of such holder’s Registrable Securities in a Demand Registration (each such holder that includes all or a portion of such holder’s Registrable Securities in such Demand Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) Business Days after the receipt by such other Stockholders of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in such Demand Registration and the Company shall effect, as soon thereafter as practicable, the registration of all Registrable Securities requested by the Demanding Holder(s) and Requesting Holder(s) pursuant to such Demand Registration, including by filing a Demand Registration Statement relating thereto as soon as practicable, but not more than sixty (60) days immediately after the Company’s receipt of the Demand Registration. Under no circumstances shall the Company be obligated to obtain effectiveness of more than one (1) Demand Registration Statement under this Section 5.02 with respect to any or all Registrable Securities within any twelve (12) month period; provided that a Demand Registration shall not count against this limitation unless and until (i) the Demand Registration Statement has been declared effective by the Commission, (ii) the Company has complied with all of its obligations under this Agreement with respect thereto, and (iii) the Demand Registration Statement has remained effective for the Shelf Registration Effectiveness Period; provided, further, that if, after such Demand Registration Statement has been declared effective, an offering of Registrable Securities pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, then the Demand Registration Statement shall be deemed not to have been declared effective, unless and until, such stop order or injunction is removed, rescinded or otherwise terminated; provided, further, that the Company shall not be obligated or required to file another Demand Registration Statement until the Demand Registration Statement that has been previously filed with respect to a Demand Registration becomes effective or is subsequently terminated.

Section 5.03.      Withdrawal Rights. Any Stockholder having notified or directed the Company to include any or all of its Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving written notice to such effect to the Company prior to the effective date of such registration statement. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement. No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn.

Section 5.04.      Registration Procedures. (a) If and whenever the Company is required to use commercially reasonable efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Sections 5.01 and 5.02, the Company shall as promptly as practicable (in each case, to the extent applicable):

(i)                 prepare and file with the Commission a registration statement to effect such registration, use commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable, and thereafter use commercially reasonable efforts to cause such registration statement to remain effective pursuant to the terms of this Agreement; provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto; provided, further, that before filing such registration statement or any amendments thereto, the Company will furnish to the counsel selected by the holders of Registrable Securities which are to be included in such registration (“Selling Holders”) copies of all such documents proposed to be filed, which documents will be subject to the review of and comment by such counsel (it being understood that counsel to the Selling Holders will conduct its review and provide any comments promptly);

(ii)              prepare and file with the Commission such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection therewith and any Exchange Act reports incorporated by reference therein as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until the earlier of such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Selling Holder(s) set forth in such registration statement or (A) in the case of a Demand Registration pursuant to Section 5.02, the expiration of sixty (60) days after such registration statement becomes effective or (B) in the case of a Shelf Registration pursuant to Section 5.01, the Shelf Registration Effectiveness Period;

(iii)            furnish to each Selling Holder and each underwriter, if any, of the securities being sold by such Selling Holder such number of conformed copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and any Issuer Free Writing Prospectus and such other documents as such Selling Holder and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Holder;

(iv)             use commercially reasonable efforts to register or qualify such Registrable Securities covered by such registration statement under such other securities laws or blue sky laws of such jurisdictions as any Selling Holder and any underwriter of the securities being sold by such Selling Holder shall reasonably request, and take any other action which may be reasonably necessary or advisable to enable such Selling Holder and underwriter to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Holder, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (iv) be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to file a general consent to service of process in any such jurisdiction;

(v)               use commercially reasonable efforts to cause such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use commercially reasonable efforts to cause such Registrable Securities to be listed on the New York Stock Exchange or the Nasdaq Stock Market;

(vi)             use commercially reasonable efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agency or authority of competent jurisdiction as may be necessary to enable the Selling Holder(s) thereof to consummate the disposition of such Registrable Securities;

(vii)          in connection with an Underwritten Offering, obtain for each Selling Holder and underwriter:

(A)             an opinion of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings (including customary negative assurances) and such other matters as may be reasonably requested by such Selling Holder and underwriters, and

(B)              a “comfort” letter (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in AU Section 634 of the AICPA Professional Standards, an “agreed upon procedures” letter) signed by the independent registered public accountants who have certified the Company’s financial statements included in such registration statement (and, if necessary, any other independent registered public accountant of any business acquired by the Company from which financial statements and financial data are, or are required to be, included in the registration statement);

(viii)        promptly make available for inspection by any Selling Holder, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained by any such Selling Holder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable such Selling Holder or underwriter to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any such Inspector in connection with such registration statement promptly; provided that, (1) unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement or the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, the Company shall not be required to provide any information under this clause (viii) if (i) the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information or (ii) if either (A) the Company has requested and been granted from the Commission confidential treatment of such information contained in any filing with the Commission or documents provided supplementally or otherwise or (B) the Company reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing unless prior to furnishing any such information with respect to (i) or (ii) such holder of Registrable Securities requesting such information agrees, and causes each of its Inspectors, to enter into a confidentiality agreement on terms reasonably acceptable to the Company; (2) each holder of Registrable Securities agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential; and (3) to the extent practicable, the foregoing inspection and information gathering shall be coordinated on behalf of the Selling Holders participating in such offering by one law firm designated by and on behalf of such Selling Holders, which counsel the Company reasonably determines to be acceptable;

(ix)             promptly notify in writing each Selling Holder and the underwriters, if any, of the following events:

(A)             the filing of the registration statement, the prospectus or any prospectus supplement related thereto, any Issuer Free Writing Prospectus or post-effective amendment to the registration statement, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective;

(B)              any request by the Commission for amendments or supplements to the registration statement or the prospectus or for additional information;

(C)              the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by any Person for that purpose;

(D)             when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the registration statement; and

(E)              the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation or threat of any proceeding for such purpose;

(x)               notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, at the request of any Selling Holder, promptly prepare and furnish to such Selling Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(xi)             use commercially reasonable efforts to obtain the withdrawal of any order or to fulfill any request suspending the effectiveness of such registration statement;

(xii)          cooperate with any Selling Holder and any underwriter and the managing underwriter to facilitate the timely preparation and delivery of certificates or security entitlements (which shall not bear any restrictive legends unless required under applicable law), if necessary or appropriate, representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or such Selling Holder may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such registration statement a supply of such certificates as necessary or appropriate;

(xiii)        have appropriate officers of the Company prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, take other actions to obtain ratings for any Registrable Securities (if they are eligible to be rated) and otherwise use its commercially reasonable efforts to cooperate as reasonably requested by the Selling Holders and the underwriters in the offering, marketing or selling of the Registrable Securities;

(xiv)         have appropriate officers of the Company, and cause representatives of the Company’s independent registered public accountants, to participate in any due diligence discussions reasonably requested by any Selling Holder or any underwriter;

(xv)           if requested by any underwriter, agree, and cause the Company and any directors or officers of the Company to agree, to be bound by customary “lock-up” agreements restricting the ability to dispose of Company Securities; provided that (A) the Company and any directors or officers of the Company shall not be required to enter into any lock-up agreement unless requested by the underwriters, if any, in an underwritten offering; and (B) unless the Selling Holders, collectively, own less than three percent (3%) of the Company following such transaction, such agreement shall be on terms substantially similar to that entered into by the holders selling Registrable Securities, and (C) in any event, such agreement shall not include a lock-up period longer than ninety (90) days from the date of the final prospectus relating to such offering;

(xvi)         if requested by any Selling Holders or any underwriter, promptly incorporate in the registration statement or any prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as such Selling Holders may reasonably request to have included therein, including information relating to the “Plan of Distribution” of the Registrable Securities;

(xvii)      cooperate and assist in any filings required to be made with the FINRA and in the performance of any due diligence investigation by any underwriter that is required to be undertaken in accordance with the rules and regulations of the FINRA;

(xviii)    otherwise use commercially reasonable efforts to cooperate as reasonably requested by the Selling Holders and the underwriters in the offering, marketing or selling of the Registrable Securities;

(xix)         otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission and all reporting requirements under the rules and regulations of the Exchange Act; and

(xx)           use commercially reasonable efforts to take any action requested by the Selling Holders, including any action described in clauses (i) through (xix) above to prepare for and facilitate any “over-night deal” or other proposed sale of Registrable Securities over a limited timeframe.

The Company may require each Selling Holder and each underwriter, if any, to furnish the Company in writing such information regarding each Selling Holder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request to complete or amend the information required by such registration statement.

(b)               Without limiting any of the foregoing, in the event that the offering of Registrable Securities is to be made by or through an underwriter, the Company shall enter into an Underwriting Agreement with a managing underwriter or underwriters containing representations, warranties, indemnities and agreements customarily included (but not inconsistent with the covenants and agreements of the Company contained herein) by an issuer of common stock in underwriting agreements with respect to offerings of common stock for the account of, or on behalf of, such issuers. In connection with any offering of Registrable Securities registered pursuant to this Agreement, the Company shall furnish to the underwriter, if any (or, if no underwriter, the Selling Holder), unlegended certificates representing ownership of the Registrable Securities being sold (unless, in the Company’s sole discretion, such Registrable Securities are to be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form), in such denominations as requested and instruct any transfer agent and registrar of the Registrable Securities to release any stop transfer order with respect thereto.

(c)               Each Selling Holder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.04(a)(x), such Selling Holder shall forthwith discontinue such Selling Holder’s disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such Selling Holder is advised in writing by the Company that such Selling Holder may resume such disposition and such Selling Holder has received copies of the supplemented or amended prospectus contemplated by Section 5.04(a)(x) and, if so directed by the Company, such Selling Holder shall deliver to the Company, at the Company’s expense, all copies, other than permanent file copies, then in such Selling Holder’s possession of the prospectus current at the time of receipt of such notice relating to such Registrable Securities. In the event the Company shall give such notice, any applicable sixty (60) day period during which such registration statement must remain effective pursuant to this Agreement shall be extended by the number of days during the period from the date of giving of a notice regarding the happening of an event of the kind described in Section 5.04(a)(ix) to the date when all such Selling Holders shall receive such a supplemented or amended prospectus and such prospectus shall have been filed with the Commission.

(d)               If the sole or managing underwriter of a public offering pursuant to a Demand Registration or Shelf Underwritten Offering advises the Company that the number of Registrable Securities to be included exceeds the number of Registrable Securities that can be sold in such offering without adversely affecting the distribution of the securities being offered, the price that shall be paid in such offering or the marketability thereof, the Company shall include in such registration the greatest number of Registrable Securities proposed to be registered by the Holders, which in the opinion of such underwriters can be sold in such offering without adversely affecting the distribution of the securities being offered, the price that shall be paid in such offering or the marketability thereof, ratably among the Holders requesting registration, based on the respective amounts of Registrable Securities held by each such Holder.

(e)               Except in the case of a Demand Registration or Shelf Underwritten Offering, if the sole or managing underwriter of a registration advises the Company in writing that in its opinion the number of Registrable Securities and other securities requested to be included exceeds the number of Registrable Securities and other securities which can be sold in such offering without adversely affecting the distribution of the securities being offered, the price that shall be paid in such offering or the marketability thereof, the Company shall include in such registration the Registrable Securities and other securities of the Company in the following order of priority:

(i)                 first, to the Company for its own account; and

(ii)              second, to the Holders requesting such registration, ratably among such Holders based on the respective amounts of Registrable Securities held by each such Holder.

(iii)            Upon delivering a request under this Section 5.04, a Holder shall, if requested by the Company, execute and deliver execute such agreements as the Company may reasonably request to facilitate such registration.

(f)                Each Holder agrees that in connection with an underwritten offering made pursuant to this Section 5 (whether or not such Holder is participating in such registration), if (i) requested by the Company or the managing underwriter or underwriters of such underwritten offering and (ii) all directors and officers of the Company agree to be bound by the same restrictions with respect to any capital stock of the Company held by such directors and officers (other than those included in the registration), such Holder shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities or other capital stock of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time as the Company or such underwriters may specify; provided that such period of time shall not exceed the shorter of (x) ninety (90) days following the effective date of the applicable offering and (y) such other period as the underwriters may require of the Company; provided, further, that if any director or officer of the Company is provided with the prior written consent of the Company or such underwriters, as the case may be, to engage in any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any capital stock of the Company any capital stock of the Company held by such directors and officers (other than those included in the registration), then such consent will also be simultaneously provided to each Holder with respect to a corresponding number of Registrable Securities held by such Holder.

Section 5.05.      Registration Expenses. (a) All expenses incident to the Company’s performance of, or compliance with, its obligations under this Agreement including (i)(A) all registration and filing fees, all fees and expenses of compliance with securities and “blue sky” laws, (B) all fees and expenses associated with filings required to be made with FINRA (including, if applicable, the fees and expenses of any “qualified independent underwriter” as such term is defined in NASD Rule 2720 or the equivalent rule incorporated into the FINRA rulebook), (C) all fees and expenses of compliance with securities and “blue sky” laws, (D) all printing (including expenses of printing certificates, if any, for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses if the printing of prospectuses and Issuer Free Writing Prospectuses is requested by a holder of Registrable Securities) and copying expenses, (E) all messenger and delivery expenses, (F) all fees and expenses of the Company’s independent certified public accountants and counsel (including with respect to “comfort” letters, “agreed-upon procedures” letter and opinions) and (G) fees and expenses of one (1) counsel for the Stockholders selling in such registration (which firm shall be selected by the Stockholders selling in such registration that hold a majority of the Registrable Securities included in such registration) (collectively, the “Registration Expenses”) and (ii) any expenses described in clauses (i)(A) through (G) above incurred in connection with the marketing and sale of Registrable Securities (“Offering Expenses”) shall be borne by the Company, regardless of whether a registration is effected, marketing is commenced or sale is made. The Company will pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit and the expense of any liability insurance) and the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the-counter market on which similar securities issued by the Company are then listed or traded.

(b)               Each Selling Holder shall pay its portion of all (i) underwriting fees, discounts and commissions, (ii) legal fees for counsel to the Selling Holders and (iii) and transfer taxes, if any, relating to the sale of such Selling Holder’s Registrable Securities pursuant to any registration.

Section 5.06.      Indemnification.

(a)               Registration Statement Indemnification.

(i)                 The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Selling Holder, its officers, directors, employees, managers, members, partners and Affiliates, and each underwriter in an Underwritten Offering from and against any and all losses, claims, damages, liabilities and expenses (including reasonable and documented expenses of investigation and reasonable and documented attorneys’ fees and expenses) (collectively, the “Losses”) caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, any Issuer Free Writing Prospectus, any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as the same are caused by any information furnished in writing to the Company by (i) a Selling Holder or (ii) an underwriter expressly for use therein.

(ii)              In connection with any registration statement in which a holder of Registrable Securities is participating, each such Selling Holder will furnish to the Company in writing information regarding such Selling Holder’s ownership of Registrable Securities and its intended method of distribution thereof and, to the extent permitted by applicable law, shall, severally and not jointly, indemnify the Company, its directors, officers, employees and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company or such other indemnified Person and each underwriter in an Underwritten Offering against all Losses caused by any untrue statement of material fact contained in the registration statement, any Issuer Free Writing Prospectus, any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or omission is made in reliance upon the information furnished in writing to the Company by such Selling Holder expressly for use therein; provided, however, that each Selling Holder’s obligation to indemnify the Company hereunder shall, to the extent more than one Selling Holder is subject to the same indemnification obligation, be apportioned between each Selling Holder based upon the net amount received by each Selling Holder from the sale of Registrable Securities, as compared to the total net amount received by all of the Selling Holders of Registrable Securities sold pursuant to such registration statement. Notwithstanding the foregoing, no Selling Holder shall be liable to the Company for amounts in excess of the lesser of (i) such apportionment and (ii) the net amount received by such holder in the offering giving rise to such liability.

(b)               Contribution. If recovery is held by a court of competent jurisdiction to be unavailable under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons. In determining the amount of contribution to which the respective Persons are entitled, there shall be considered the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Selling Holder or transferee thereof shall be required to make a contribution in excess of the net amount received by such holder from its sale of Registrable Securities in connection with the offering that gave rise to the contribution obligation.

(c)               Procedure.

(i)                 Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification. Notwithstanding the foregoing, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has suffered actual detriment by such failure to provide such notice on a timely basis.

(ii)              In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party or (ii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or is reasonably likely to be prejudiced by such delay, in either event the indemnified party shall be promptly reimbursed by the indemnifying party for the expenses incurred in connection with retaining separate legal counsel). The indemnifying party shall lose its right to defend, contest, litigate and settle a matter if it shall fail to diligently contest such matter.

(d)               Other Matters.

(i)                 The indemnity and contribution agreements contained in this Section 5.06 shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any indemnitee, the Company, its directors or officers, or any Person controlling the Company, and (ii) any termination of this Agreement.

(ii)              The parties hereto shall, and shall cause their respective Subsidiaries to, cooperate with each other in a reasonable manner with respect to access to unprivileged information and similar matters in connection with any indemnification claim made pursuant to this Section 5.06. The provisions of this Section 5.06 are for the benefit of, and are intended to create third-party beneficiary rights in favor of, each of the indemnified parties referred to herein.

(iii)            Not less than three (3) days before the expected filing date of each registration statement pursuant to this Agreement, the Company shall notify each Stockholder who has timely provided the requisite notice hereunder entitling the Stockholder to register Registrable Securities in such registration statement of the information, documents and instruments from such Stockholder that the Company or any underwriter reasonably requests in connection with such registration statement, including, but not limited to, a questionnaire, custody agreement, power of attorney, lock-up letter and underwriting agreement (the “Requested Information”). If the Company has not received, on or before the day before the expected filing date, the Requested Information from such Stockholder, the Company may file the Registration Statement without including Registrable Securities of such Stockholder. The failure to so include in any registration statement the Registrable Securities of a Stockholder (with regard to that registration statement) shall not in and of itself result in any liability on the part of the Company to such Stockholder.

(iv)             The indemnification and contribution provided pursuant to this Agreement shall be a continuing right to indemnification and shall survive the registration and sale of any securities by any Person entitled to indemnification and contribution hereunder and the expiration or termination of this Agreement.

(v)               Notwithstanding anything to the contrary in this Agreement, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering are in conflict with this Article 5, the provisions in such underwriting agreement shall control.

Article 6
Other Covenants

Section 6.01.      Avoidance of Regulation Under the BHCA.

(a)               Notwithstanding anything in this Agreement to the contrary, no Stockholder shall acquire additional Company Securities if such acquisition could reasonably be expected to result in (i) the Company becoming subject to the BHCA because the Company is or would be controlled (for purposes of the BHCA) by any Stockholder or any of its affiliates (for purposes of the BHCA) for purposes of the BHCA (a “Control Event”), or (ii) the Stockholders and any of their affiliates (for purposes of the BHCA), in the aggregate, Holding Company Securities representing more than the Voting Percentage Limit.

(b)               If any Stockholder or the Company becomes aware of any existing, pending, proposed or contemplated action, change, circumstance, occurrence or event that could reasonably be expected to result in a Control Event, then such party shall promptly give notice to the other parties to this Agreement of such action, change, circumstance, occurrence or event. Such notice shall include a reasonably detailed description for the basis of its belief that such action, change, circumstance, occurrence or event would reasonably be expected to result in a Control Event. Such description need not include information that is not permitted by applicable laws or regulations to be disclosed. To the extent permitted by law and practicable under the circumstances, the applicable party shall use commercially reasonable efforts to obtain permission from the appropriate governmental agency or authority of competent jurisdiction to disclose such information to the other party. Promptly following delivery of such notice and, assuming an Exchange will not eliminate or avoid a Control Event, the Stockholders will take all actions reasonably required to eliminate or avoid such Control Event, including undertaking a Regulatory Hardship Transfer.

Section 6.02.      Information Rights. For so long as the Stockholders Beneficially Own, in the aggregate, at least one-third (1/3) of the Initial Shares, the Company shall:

(a)               provide the Stockholders information concerning the Company and its Subsidiaries that relates to the matters described in Section 6.03 as the Stockholders may reasonably request (in each case, in a manner so as to not (x) unreasonably interfere in any material respect with the normal business operations of the Company or its Subsidiaries or (y) require the Company or its Subsidiaries to incur any material cost not reimbursed by the Stockholders); and

(b)               cause members of its senior management to meet with members of the senior management of the Stockholders (in person or via remote access, including telephonically, as agreed by the parties) to provide the Stockholders with a presentation regarding developments relating to the business and operations of the Company and its Subsidiaries and to respond to questions from the Stockholders; provided that the Company and its Subsidiaries shall not be required to provide senior management presentations pursuant to this Section 6.02(b) more than once during any fiscal year of the Company.

Section 6.03.      Business Alliance. The Investor and the Company desire to collaborate across three areas which are expected to strengthen the existing businesses of the Company and the Investor and their respective Affiliates’ and enhance each such Person’s ability to support its clients’ needs on a global basis. In connection therewith, the Investor and the Company plan to: (i) enter into a strategic distribution agreement to market the Company’s investment products to the Investor’s clients in the Japanese market, (ii) utilize the Investor’s and its Affiliates’ capital to make investments that will support the launch of certain new businesses, and accelerate the advancement of certain existing platforms, of the Company, with a particular focus on private credit markets and (iii) coordinate on certain capital markets financing activities in the US and Asian leveraged finance markets. This Section 6.03 is intended solely as a basis for further discussion and is not intended to be and does not constitute a legally binding obligation on any Person. It is understood that this Section 6.03 does not constitute an offer or commitment on the part of the Company or any of its Affiliates or the Investor or any of its Affiliates to negotiate with the other party or its Affiliates or to enter into any subsequent agreement, in each case, on these or any other terms at any future time.

Section 6.04.      Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Subject Shares to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a)               make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act (“Rule 144”) (or any similar provision then in effect), at all times;

(b)               file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times;

(c)               furnish (i) if accurate, forthwith upon request, a written statement of the Company that it has complied with the reporting requirements of Rule 144 (or any similar provision then in effect) and (ii) unless otherwise available via the Commission’s EDGAR filing system, to the Stockholders (upon request) a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as the Stockholders may reasonably request in availing themselves of any rule or regulation of the Commission allowing the Stockholders to sell any such securities without registration; and

(d)               if at any time there is in place an effective registration statement to cover the sale of all or any portion of the Subject Shares, or if the Subject Shares may be sold such that a restrictive legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission), then the Company agrees that at such time as any restrictive legend is no longer required, it will upon the request of the Stockholder, promptly provide AST with a legal opinion issued by the Company’s legal counsel (at the Company’s sole cost and expense) in form and substance that is acceptable to AST that the Subject Shares are not required to bear a restrictive legend and shall instruct AST to promptly remove any such legends from the Subject Shares.

Section 6.05.      Class C Common Stock. The Company shall not effect any reverse stock split or share cancellation or take any other action that would decrease the amount of issued and outstanding shares of Class C Common Stock (whether existing on or following the date of this Agreement) to a number that is less than the number of Ares Operating Group Units directly or indirectly owned by the Company without the prior written consent of the Stockholders that own a majority of the Company Securities owned by all Stockholders (such consent not to be unreasonably withheld, conditioned or delayed if effecting such reverse stock split or share cancellation or taking any such other action would not reasonably be expected to result in an Exchange Event). The foregoing shall not prohibit or restrict the Company from retiring or cancelling any shares of Class C Common Stock in the event a corresponding number of Ares Operating Group Units Beneficially Owned by any Person (other than by the Company) are converted or exchanged into shares of Class A Common Stock.

Section 6.06.      Confidentiality.

(a)               Without limiting any other confidentiality obligation any Stockholder may have to the Company, any of the Company’s Subsidiaries, any Ares Fund or any of their respective Affiliates, each Stockholder shall (and shall (x) cause each of its Affiliates and controlled Representatives to, and (y) request and direct that its non-controlled Representatives) not disclose to any Person (other than its Representatives who have a need to know such information and the Company, any of the Company’s Subsidiaries, any Ares Fund or any of their respective Affiliates) any: (i) information provided by or on behalf of the Company, any Ares Fund or any of their respective Representatives to such Stockholder or any of its Representatives in connection with (A) such Stockholder’s investment in the Company, (B) such Stockholder’s rights under this Agreement or (C) such Stockholder’s, or any of its Affiliates’ evaluation of any of its existing or potential investments in the Company, any Ares Fund or any of their respective Affiliates or (ii) any Information (as defined in the applicable Board Agreement) provided by or on behalf of the Observer or Stockholder Designee to such Stockholder (the information described in clause (i) and (ii), collectively, “Confidential Information”). Confidential Information will not include any information that (I) was known by the Investor or its Affiliates on a non-confidential basis prior to the date of this Agreement, (II) is or becomes generally available to the public, other than as a result of a disclosure by (x) a Stockholder or any of its Representatives in violation of this Agreement or (y) an Observer or Stockholder Designee in violation of a Board Agreement, (III) was independently generated by such Stockholder without the use of Confidential Information or (IV) is or becomes available or known to such Stockholder from a source (other than the Company, any Ares Fund or any Representative of any of the foregoing) that, to the Stockholder’s knowledge, is not bound by a confidentiality agreement or other obligation of confidentiality with respect to such information.

(b)               If any Stockholder is compelled, requested or required (orally or in writing) by a regulatory authority, applicable law, regulation, oral questions, requests for information or documents, interrogatories, subpoena, court order, deposition, administrative proceeding, inspection, audit, civil investigative demand, formal or informal investigation by any governmental agency or authority of competent jurisdiction or other similar legal process to disclose any Confidential Information, to the extent permitted by applicable law and practicable under the circumstances, such Stockholder shall provide to Company in writing (including via email) prompt notice of any such request or requirement so that Company may, at the Company’s cost and expense, intervene and seek an appropriate protective order or waive certain of such Stockholder’s obligations under this Agreement. If no protective order is obtained (or, if the protective order that is obtained does not relieve such Stockholder from his or her duty or obligation of disclosure), such Stockholder (i) may disclose that portion of Confidential Information that such Stockholder reasonably believes it is compelled, requested or required to disclose and (ii) will use its commercially reasonable efforts to request assurances that confidential treatment will be accorded such Confidential Information. Nothing in this Agreement shall prevent any Stockholder from disclosing any Confidential Information to any bank or financial governmental agency or authority of competent jurisdiction (including the Federal Reserve Board or the Financial Services Agency of Japan) with jurisdiction over such Stockholder or any of its affiliates (for purposes of the BHCA), which such disclosure is reasonably necessary to respond to a request or requirement of (including in connection with any audit or examination of or filing with) such bank or financial governmental authority or agency and, accordingly, the obligations of confidentiality and non-disclosure set out herein shall not apply to any such disclosure; provided that, promptly following such disclosure, subject to applicable law and the directions of the applicable bank or financial governmental authority or agency, the applicable Stockholder shall provide notice to the Company of any such disclosure in response to such a request or requirement that specifically targets the Company, any of the Company’s Subsidiaries, any Ares Fund or any of their respective Representatives.

(c)               Each Stockholder acknowledges and agrees that (i) the Confidential Information may not be complete, (ii) the Company is not providing any representations or warranties to the Stockholders with respect to the Confidential Information, (iii) the provision of Confidential Information shall not in and of itself be construed as or constitute an admission or agreement that such Confidential Information is material to the Company or its Subsidiaries and (iv) the Company shall not have any liability to any Stockholder or any of their respective Representatives relating to or resulting from the use or non-use of the Confidential Information, other than as expressly provided for in a separate written agreement between the Company and any Stockholder or any of its Representatives. Each Stockholder acknowledges that possession of Confidential Information may constitute the possession of material non-public information with respect to one or more Persons and may preclude such Stockholder and others who receive such Confidential Information from (or on behalf of) any Stockholder from buying or selling publicly traded securities with respect to the applicable Persons.

(d)               All Confidential Information is and shall remain the property of the Company. No license, copyright or similar right is granted with respect to any of the Confidential Information or any other information provided to any Stockholder by, or on behalf of, the Company or any of its Representatives.

Section 6.07.      Cooperation on Regulatory Matters. To the extent permitted by applicable law, each Stockholder shall (and shall (x) cause each of its Affiliates and controlled Representatives to, and (y) request and direct that its non-controlled Representatives) use commercially reasonable efforts to promptly provide all documentation and information that has been reasonably requested by the Company that is requested of the Company, any Subsidiary of the Company, any Ares Fund or any portfolio company or investment thereof by any governmental or quasi-governmental agency or authority of competent jurisdiction (or otherwise required by any applicable laws, rules and regulations). Each Stockholder shall use commercially reasonable efforts to reasonably cooperate with the Company in connection with the Company’s, the Ares Funds’, and their respective Affiliates’ and portfolio companies’ or investments’ compliance with laws, rules and regulations applicable to their respective businesses to the extent related to the Stockholders’ Beneficial Ownership of the Subject Shares and the Stockholders’ rights arising under this Agreement.

Article 7

Miscellaneous

Section 7.01.      Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

Section 7.02.      Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, conditions or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein. This Agreement supersedes and preempts all prior agreements and understandings between the parties hereto, written or oral, with respect to the subject matter hereof.

Section 7.03.      Further Actions; Cooperation. Each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to give effect to the transactions contemplated by this Agreement.

Section 7.04.      Notices. All notices, requests, consents and other communications to any party hereto under this agreement shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile, electronic mail, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated on the signature pages of this Agreement or in writing by such party to the other parties:

if to the Investor, to:

Sumitomo Mitsui Banking Corporation

277 Park Avenue

New York, NY 10172, U.S.A.
Attn:      Daisuke Tanaka

Tomohiro Homma

Atsushi Kubo

Email:    Daisuke_Tanaka_ny@smbcgroup.com

Tomohiro_Homma@smbcgroup.com

Atsushi_Kubo@smbcgroup.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West, 401 9th Avenue
New York, NY 10001
Attn:       Sven Mickisch

Email:    sven.mickisch@skadden.com

If to the Company, to:

Ares Management Corporation

2000 Avenue of the Stars

12th Floor

Los Angeles, CA 90067

Attention: Naseem Sagati Aghili, General Counsel

Email: nsagati@aresmgmt.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
2049 Century Park East
Suite 3700
Los Angeles, CA 90067
Fax: (310) 552-5900
Email: jonathan.benloulou@kirkland.com, pippa.bond@kirkland.com
Attn: Jonathan Benloulou, P.C.; Pippa Bond, P.C.

If to a Stockholder that is not the Investor, then to the address set forth in a Joinder Agreement of such Stockholder.

All such notices, requests, consents and other communications shall be deemed to have been given or made if and when received (including by overnight courier) by the parties at the above addresses or sent by facsimile or electronic mail (if no failure message is generated), to the email addresses or facsimile numbers specified above (or at such other electronic mail address or facsimile number for a party as shall be specified by like notice). Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 7.04. Legal counsel for any party may send to any other party any notices, requests, demands or other communications required or permitted to be given under this Agreement by such party.

Section 7.05.      Applicable Law. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (“Transaction Litigation”), shall be governed by and enforced and construed in accordance with the Laws of the State of Delaware (including its statute of limitations), regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

Section 7.06.      Severability. The provisions of this Agreement are independent of and separable from each other. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement, including any such provisions, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law. The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision, as applicable.

Section 7.07.      Successors and Assigns. Except as otherwise provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. No Stockholder shall assign any of its rights under this Agreement to any Person other than a Permitted Transferee. Each Permitted Transferee who becomes a Stockholder under this Agreement shall be subject to all of the terms of this Agreement, and by taking and holding such Subject Shares, such Person shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to comply with all of the obligations, terms and provisions of this Agreement. Notwithstanding the foregoing, no transfer of rights permitted under this Agreement shall be binding upon or obligate the Company unless and until, if required under Section 3.04, the Company shall have received written notice of such transfer and an executed Joinder Agreement from the Permitted Transferee provided for in Section 3.04. The Company may not assign any of its rights or obligations under this Agreement without the prior written consent of the Stockholders that own a majority of the Company Securities owned by the Stockholders. Any assignment attempted or effected without obtaining such required consent shall be null and void. Notwithstanding the foregoing, no assignee of the Company shall have any rights granted under this Agreement until such Person shall acknowledge its rights and obligations under this Agreement by a signed written statement of such Person’s acceptance of such rights and obligations.

Section 7.08.      Amendments. This Agreement may not be amended, restated, modified or supplemented unless such amendment, restatement, modification or supplement is in writing and signed by the Stockholders that own a majority of the Company Securities owned by the Stockholders and the Company.

Section 7.09.      Waiver. The failure of a party to this Agreement at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in a writing signed by the party against whom the waiver is to be effective. No waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

Section 7.10.      Counterparts. This Agreement may be executed by facsimile or by email with .pdf attachments in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

Section 7.11.      Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a)               Each of the parties hereto irrevocably and unconditionally (a) agrees that any Transaction Litigation shall be instituted in the Court of Chancery of the State of Delaware (provided that if jurisdiction is not then available in such court, then any such legal suit, action, proceeding or counterclaim shall be brought in any federal court located in the State of Delaware or in any other Delaware state court) (any of the foregoing Delaware courts, a “Delaware Court”); (b) waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such legal suit, action, proceeding or counterclaim; and (c) submits to the non-exclusive jurisdiction of a Delaware Court in any such legal suit, action, proceeding or counterclaim. Any final and nonappealable judgment against any party in any Transaction Litigation shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(b)               EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY TRANSACTION LITIGATION. EACH PARTY AGREES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IF THERE IS ANY TRANSACTIONAL LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATES IN THIS SECTION 7.11(b).

Section 7.12.      Injunctive Relief. Each party hereto acknowledges and agrees that a violation of any of the terms of this Agreement will cause the other parties irreparable injury for which an adequate remedy at law is not available. Therefore, the parties hereto agree that, in addition to any other remedy to which they are entitled at law or in equity, each party shall be entitled to seek an injunction, restraining order, specific performance or other equitable relief from any court of competent jurisdiction, restraining any party from committing any violations of the provisions of this Agreement, without the need to post a bond or prove the inadequacy of monetary damages.

Section 7.13.      Termination.

(a)               The terms of this Agreement shall terminate, and be of no further force or effect (i) upon the mutual consent of all of the parties hereto, (ii) at such time as all Stockholders party to this Agreement cease to own any Subject Shares and (iii) with respect to any Stockholder, at such time as such Stockholder ceases to own any Subject Shares. The Stockholders party to this Agreement shall notify the Company when they cease to own any Subject Shares.

(b)               In the event of a Change of Control as a result of which the Company shall not be the surviving Person, (i) Article 4 and Section 6.02 shall terminate and be of no further force or effect and (ii) the Company shall cause proper provision to be made so that the surviving Person (or, if such surviving Person is a Subsidiary of another Person, of such other Person constituting the ultimate parent thereof) assumes the obligations of the Company set forth in this Agreement (other than Article 4 and Section 6.02) in respect of any shares of capital stock into which all or a portion of the Subject Shares are or may be converted or exchanged in the Change of Control.

(c)               Notwithstanding a termination of this Agreement (or certain provisions herein) in accordance with Section 7.13(a) or Section 7.13(b)(i), the following shall survive the termination of this Agreement: (i) the provisions of Section 5.05, Section 5.06, Section 7.05, Section 7.11 and this Section 7.13; (ii) the rights with respect to the breach of any provision hereof by any party to this Agreement; and (iii) any registration rights vested or obligations accrued as of the date of termination of this Agreement to the extent, in the case of registration rights so vested, if the Investor or its Permitted Transferee ceases to meet the definition of a “Stockholder” under this Agreement subsequent to the vesting of such registration rights as a result of action taken by the Company.

Section 7.14.      Inconsistency. The parties to this Agreement agree and acknowledge that, to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of the Purchase Agreement, the terms and provisions of this Agreement shall govern and control to the extent necessary to resolve such inconsistency or conflict as between the Investor and the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly appointed officers as of the date first above written.

INVESTOR:

Sumitomo Mitsui Banking Corporation

By:
Name:
Title:

COMPANY:

ARES MANAGEMENT CORPORATION

By:
Name:
Title:

[Signature Page to Investor Rights Agreement]

Exhibit A

Form of Board Agreement

(See attached)

Exhibit B

Form of Joinder Agreement

[DATE]